Exhibit 5.1
August 11, 2006
Board of Directors
Pixelworks, Inc.
8100 SW Nyberg Road
Tualatin, Oregon 97062
Gentlemen:
     In connection with the registration of 4,000,000 shares of common stock (the “Common Stock”), of Pixelworks, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on August 11, 2006, and the proposed offer and sale of the Common Stock pursuant to the terms of the Pixelworks 2006 Stock Option Plan, (the “Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.
     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan have been duly authorized and when such shares have been delivered against payment therefore as contemplated by the Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.
Very truly yours,
/s/ Ater Wynne LLP

Ater Wynne LLP